EXHIBIT 23.1
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                         CONSENT OF INDEPENDENT AUDITORS






We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) and related prospectus of Sirco International Corp. for the registration of 200,000 shares of its common stock and the incorporation by reference therein of our report dated February 12, 1996, except for Note 15, as to which the date is September 10, 1996, with respect to the consolidated financial statements and schedules of Sirco International Corp. included in its Annual Report (Form 10-K) for the year ended November 30, 1995, filed with the Securities and Exchange Commission.












                                        /s/Nussbaum Yates & Wolpow, P.C.




Melville, New York
January 10, 1997